UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2012

MORRIS PUBLISHING GROUP, LLC

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851

(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement for Sale of Morris Publishing Group, LLC’s Athens (Ga.) Banner-Herald News Building.

On May 24, 2012, Morris Publishing Group, LLC ( “Morris Publishing”) entered into a Second Amendment (the “Second Amendment”) to an Agreement of Purchase and Sale dated March 19, 2012 (the “Original Agreement”) with Hagen Creek Properties, Inc., a Georgia corporation (“Buyer”), for the sale of Morris Publishing’s newspaper building and real estate located at One Press Place, Athens, Georgia (the “Real Property”). The building contains approximately 102,000 square feet of space and is situated on approximately 3.1 acres.

Morris Publishing will continue to publish its newspaper, the Athens Banner-Herald, following the sale.

Under the Second Amendment, the purchase price that the Buyer will pay Morris Publishing was reduced from $13,230,000 under the Original Agreement to $10,500,000 payable in cash, at closing (the “Purchase Price”). The Buyer is required to close on the Real Property no later than fifteen (15) business days following the execution of the Second Amendment.

Morris Publishing will lease back approximately 10,000 square feet of the Real Property for a period of 5 years. Under the Second Amendment, the initial rental rate was reduced from $15.25 per square foot under the Original Agreement to $10.14 per square foot per year on a triple net basis, plus an allocation for common area maintenance.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2012	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer